Exhibit 10.1

APPLICATION SOFTWARE LICENSE AND SUPPORT AGREEMENT

This Application Software License and Support Agreement effective as of August 24, 2004, ("Effective Date") is entered into by and between All Sports Administration Inc. ("ASA"), a Canadian federal corporation with principal offices at 14320 Marc Road, Maple Ridge, British Columbia V4R 2G5, and CORE (USA) Community Oriented Resource Environment, Inc., ("Licensee"), a Nevada Corporation with a registered office at 3990 Warren Way, Reno, Nevada 89509, and describes the terms and conditions pursuant to which ASA shall license to Licensee and support certain ASA Software (as defined below).

1. DEFINITIONS

1.1 Agreement" means this Software License and Support Agreement, including any and all attached Schedules.

1.2 "Applications" means the specific Applications set forth in Schedule A hereto of the ASA Software running on one or more related computers at a single location, that share the same ASA Software Database.

1.3 "ASA Software" means (I) the software products designated on Schedule A hereto provided to Licensee by ASA in executable form (but not the Source Code), (ii) the associated program documentation ("Documentation"), (iii) any source code or object code which ASA in its sole discretion may provide to Licensee from time to time and (iv) any Updates, modifications, maintenance releases, bug fixes or work-arounds which ASA may provide to Licensee from time to time.

1.4 "ASA Software Database" means the customer database associated with the ASA Software which contains the User Records.

1.5 "Business" means ASA's business of providing a service with its Applications, ASA Software, and ASA Software Database, including the business of licensing its intellectual property to other licensees.

1.6 "Confidential Information" means this Agreement and all its Schedules, any addenda hereto signed by both parties, all software listings, Documentation, information, data, drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of the ASA Software, and any other proprietary information supplied to Licensee by ASA or by Licensee to ASA which is clearly marked as "confidential" if in tangible form, or identified as "confidential" if orally disclosed.

1.7 "Dealer" means any entity under contract with Licensee for the distribution of Licensee's products and services. Licensee shall be responsible for ensuring the compliance of its Dealers with the terms and provisions of this Agreement. Any use of the ASA Software in connection with the Dealers and their Providers is solely limited to the products and services of ASA and the Application.

1.8 "Dealership Agreement" means the sub-licensing agreement that from time to time, Licensee may enter into with the Dealers.

1.9 "Designated Equipment" means the hardware make and model of the server computer(s) on which the ASA Software will be installed by ASA.

1.10 "Documentation" means the associated program documentation related to the ASA Software.

1.11 "Hosting Site(s)" means the addresses and locations of the server computer(s) on which the ASA Software will be installed by ASA and only ASA has exclusive control over the servers.

1.12 "Modifications" means any modifications, adaptations, improvements, enhancements changes, revisions, translations and derivative works (whether complete or incomplete) made to the ASA Software by ASA.

1.13 "Provider" means an individual provider such as cities, not-for-profit organizations and businesses using the ASA Software Database.

1.14 "Updates" means any updates to the ASA Software licensed hereunder which ASA, in its discretion, makes generally available to its ASA Software licensees.

1.15 "Users" means the users and subscribers of the ASA Software Database, such as citizens, members and customers.

1.16 "User Records" means the record and profile of users and subscribers of the ASA Software Database, such as citizens, members and customers.

2. GRANT OF LICENSE

2.1 For so long as this Agreement remains in force ASA grants to Licensee an annually renewable one year license term for up to a total of twenty (20) years (the "License Term"), for the exclusive and non-transferable (subject to Section 13) right to use, in and for the territory of the United States of America, including its territories and possessions (the "Defined Territory"), the ASA Software on the Designated Equipment and on a single ASA Software Database located at the designated Hosting Site for the specified Application including all Modifications and Updates (the "License").

2.2 The Licensee has the option and may elect to renew successive one year terms for up to a total term of twenty (20) years by paying the annual renewable license fee (the "Annual Renewable License Fee") at the beginning of each one year calendar period in accordance with the payment schedule set forth in Schedule "C" attached hereto. If the Annual Renewable License Fee is not paid, this Agreement is terminated without further notice and Licensee loses all its rights to the License. The Licensee also has the option to prepay in advance any one or successive series of individual years or all of the one year terms.

2.3 The first annual term commences from the Effective Date and ends on December 31, 2006 and the Licensee is required to pay the first Annual Renewable License Fee on January 1, 2006 for the period January 1, 2006 to December 31, 2006, and there is no fee owing for the period from August 24, 2004 to December 31, 2005. In subsequent years, the Licensee must pay the Annual Renewable License Fee on the first day of January for each calendar year in order to use the License for the subsequent one year calendar period.

2.4 The parties agree that the payment and obligations of this Agreement will be secured and documented by a security agreement to be executed on the date of this Agreement, attached hereto as Schedule "D". Licensee agrees and acknowledges that if any material term in this Agreement is in default, ASA has the immediate right to deny the Licensee access to the ASA Software Database and all Applications, and ASA may deem this Agreement terminated pursuant to Section 16.3(a) hereof.

2.5 The Licensee is hereby empowered to grant to Dealers within the Defined Territory, the right to use the ASA Software Database, to the extent necessary to market and sell to Providers, and solicit Users within the Defined Territory to subscribe and use the ASA Software Database. The Licensee shall not be permitted to transfer any right to the License by way of sub-license, assignment or otherwise, except as set forth herein, or authorized in writing by ASA. Before entering into any sub-licensing agreement with Dealers, Licensee shall provide ASA with a complete copy of the proposed sub-licensing agreement. Licensee shall not enter into any sub-licensing agreement until ASA has approved the form and content of the proposed sub-licensing agreement.

2.6 ASA will deliver to Licensee, as soon as practicable, the necessary password to enable Licensee to download from ASA's website one machine-readable copy of the ASA Software, along with one machine-readable copy of the Documentation. Licensee may not reproduce the Documentation except as needed by Licensee's employees in order to support the Application.

2.7 Licensee may copy the ASA Software for backup or archival purposes provided that all titles, trademark symbols, copyright symbols and legends, and other proprietary markings are reproduced.

2.8 In the event ASA makes any modifications, changes and Updates to the ASA Software, ASA shall promptly inform Licensee thereof and the rights hereby granted to Licensee shall, for the balance of the term of this Agreement, be deemed to extend to the use of the License, including the right to sub-license to Dealers, without payment of additional fees beyond what is provided in this Agreement.

2.9 The parties acknowledge that Licensee and any sub-licensee or Dealer designated by Licensee may make suggestions for the modification, enhancement and improvements to the ASA Software and Application (the "Modifications") but that ownership of such Modifications to the ASA Software and Applications shall be with ASA and shall be subject to the License and other restrictions set forth herein. Without limiting the foregoing, Licensee acknowledges and agrees that any such Modifications are based upon the Confidential Information and trade secrets of ASA. Licensee shall sign and cause its employees, agents, sub-licensee, or Dealers to sign, such agreements as required by ASA, acting reasonably, to confirm ASA's ownership in the ASA Software and Application, and any Modifications thereto.

2.10 Licensee agrees not to permit any sub-licensee or Dealer to make any Modifications or changes to the ASA Software and Application.

2.11 Licensee agrees not to use the ASA Software and Application with any third party software, except with the written approval of ASA, which consent may be unreasonably withheld by ASA for whatever reason.

2.12 Licensee may possess only the number of copies of any ASA Software necessary for the type of use specified above and may use such copies only in accordance with this Agreement and the Documentation. ASA shall at all times retain ownership of all ASA Software including any Documentation and any copies thereof.

2.13 ASA grants and Licensee receives no other rights or licenses to the ASA Software, Modifications or any intellectual property rights related thereto, whether by implication, estoppel or otherwise, except those rights expressly granted in this Section 2.

2.14 Licensee acknowledges that the ASA Software and Applications constitute commercially valuable trade secrets and proprietary data of ASA and that no term of this Agreement shall be construed to convey title in the ASA Software and Applications to Licensee. Licensee shall not take any action which purports to create a claim, lien or encumbrance on the ASA Software and Application, other than as permitted under this Agreement. Any act by Licensee, voluntary or involuntary, purporting to create a claim, lien or encumbrance on the ASA Software and Applications shall be void except as expressly contemplated herein.

3. LICENSE RESTRICTIONS

3.1 Licensee agrees that it will not itself, or through any parent, subsidiary, affiliate, agent, sub-licensee, Dealer or other third party:

(a) sell, lease, license, sublicense, encumber or otherwise transfer any portion of the ASA Software or Documentation except as provided in this Agreement;

(b) decompile, disassemble, or reverse engineer any portion of the ASA Software or attempt to discover any source code or underlying ideas or algorithms of any ASA Software;

(c) create any Modifications based on the ASA Software or any ASA Confidential Information;

(d) use the ASA Software to provide processing services to third parties (except Dealers or their Providers), commercial time sharing, rental or sharing arrangements, or on a "service bureau" basis or otherwise use or allow others to use the ASA Software for the benefit of any third party; and

(e) without ASA's prior written consent provide, disclose, divulge or make available to, or permit use of the ASA Software by persons other than Licensee's employees who shall be bound by the confidentiality terms and provisions contained in Section 15 below.

4. LICENSEE OBLIGATIONS

4.1 Licensee agrees to exert every reasonable effort to exclusively market and promote the ASA Software Database to Dealers within the Defined Territory and provide technical support to the Dealers for their use of the ASA Software Database.

4.2 Licensee agrees to exclusively use ASA for all major customizations of the ASA Software Database.

4.3 Licensee agrees to cooperate and work with ASA with respect to product improvement, customer feedback and support service improvements.

5. MANNER OF ROYALTY PAYMENT

5.1 During the term of this Agreement, Licensee will remit or cause to remit monthly royalty payments (the "Royalty Payments") to ASA equal to 25% of all revenue derived from transactions conducted by Users and Providers on the ASA Software Database. Revenue is defined in Schedule "B" attached hereto.

5.2 The terms of the Royalty Payments will be in effect for a period of twenty (20) years commencing on the Effective Date and expiring on December 31, 2025.

5.3 All payments due hereunder shall be made in U.S. dollars and are exclusive of any sales, use or other taxes, fees or duties arising out of this Agreement. In addition to any remedies ASA may have hereunder or at law, any payments more than thirty (30) days overdue will bear a late payment fee of 1.5% per month.

6. OPTION TO PURCHASE ASA INTELLECTUAL PROPERTY ASSETS

6.1 During the term of this Agreement and as long as the Annual Renewable License fee has been paid for the ensuing year, ASA grants to Licensee the sole, immediate and exclusive option (the "Purchase Option") to purchase the ASA Software, the ASA Software Database, the Applications, the Business, Documentation, User Records, and Confidential Information, including all intellectual property rights related thereto such as but not limited to patents, copyrights, trademarks, trade secrets, the right to upgrade and modify the ASA Software, and license rights not previously sold to third party licensees for the right to use in any non-United States territory, the ASA Software on the Designated Equipment and on a single ASA Software Database located at the designated Hosting Site for the specified Application including all Modifications and Updates (collectively, defined as the "ASA Intellectual Property Assets"), for a purchase price of US$6,000,000 (the "Purchase Price"). For greater certainty, the parties agree that the ASA Intellectual Property Assets do not include the Designated Equipment and the Hosting Site, nor any royalty payments previously negotiated with Licensee or any other third party licensees.

6.2 The Licensee shall give ten (10) business days written notice to ASA if the Licensee decides to exercise the Purchase Option. When the Licensee exercises the Purchase Option, ASA agrees and acknowledges that ASA will do all that is necessary to transfer ownership of ASA Intellectual Property Assets to the Licensee, and co-operate with the Licensee during the transition period when the ASA Intellectual Property Assets are being transferred to the Licensee. Notwithstanding Section 13 hereof and in addition to the provisions thereof, the parties also agree and acknowledge that if the rights and obligations of this Agreement are assigned or otherwise transferred, the parties agree to cause the assignee to assume all rights and obligations of the assignor under this Agreement.

6.3 When the Licensee exercises the Purchase Option, the Licensee's obligation to pay the Annual Renewable Fee is terminated. However, ASA is still entitled to the Royalty Payments to be paid by Licensee under this Agreement. Furthermore, if ASA has previously sold any non-United States license rights to the ASA Software prior to the Licensee exercising the Purchase Option, ASA is entitled to receive any royalty payments previously agreed upon with any third party licensee.

6.4 Unless the Licensee has exercised the Purchase Option, the Licensee agrees and acknowledges that ASA may sell licenses for the use of the ASA Software to third parties that are outside the Defined Territory (the "Non-US Licenses"). Prior to the Licensee exercising the Purchase Option, ASA shall offer to the Licensee the first right of refusal to purchase any Non-US Licenses when a third party offer is being made to ASA or ASA decides to sell any Non-US Licenses to third parties. When a third party offer is being made to ASA or ASA decides to sell the Non-US Licenses to a third party, ASA shall give written notice to Licensee of such an offer or sale and give the Licensee a right of first refusal to purchase the Non-US Licenses on the same terms and conditions as that offered to or being offerred by the third party. Licensee shall have ten (10) business days to respond to the written notice. If the Licensee fails to respond within ten (10) business days to the right of first refusal, ASA can sell the Non-US Licenses to the third party. For greater certainty, the parties agree that the Purchase Price for the exercise of the Purchase Option is not reduced if the Licensee decides to purchase any Non-US Licenses from ASA.

6.5 Furthermore, if, when, and after the Licensee exercises the Purchase Option, ASA may decide at its sole election (and is not an obligation) to sell any previously sold Non-US Licenses to Licensee, including any royalty payments belonging to ASA, at a mutually agreed upon purchase price.

7. ASA obligations

7.1 ASA agrees to provide all Hosting Sites and Designated Equipment for the operation and function of the ASA Software Database.

7.2 ASA agrees to pay all third party costs and fees for the proper maintenance of the ASA Software Database, including but not limited to security certification and all all reasonable and necessary upgrades.

7.3 ASA agrees to provide, at its own cost and expense, all training and documentation related to the operation and maintenance of the ASA Software Database to Licensee, including training and documentation related to all upgrades and new products.

7.4 ASA agrees to use reasonable efforts to provide Licensee with at least thirty (30) days prior written notice of any modification upgrades causing scheduled shutdowns and slowdowns of the operation of the Designated Equipment and ASA Software Database.

7.5 ASA agrees to provide immediate notice to Licensee when ASA becomes aware or has knowledge of any security breach of the Designated Equipment and ASA Software Database, including by not limited to software viruses, and third party software or hardware notifications for security breaches.

7.6 ASA, agrees to provide maintenance and support, at its own cost and expense, for a secured data storage and back-up system for the Designated Equipment and ASA Software Database, including all necessary upgrades to ensure data integrity and security.

7.7 ASA agrees not to charge any annual maintenance fee for providing support and maintenance of the Designated Equipment and ASA Software Database.

7.8 ASA shall have no obligation to support: (a) altered, damaged or modified ASA Software (except as authorized by ASA or if such modifications or customizations are performed by ASA during implementation) or any portion of the ASA Software incorporated into other software, (b) ASA Software that is not the then current or immediately previous sequential release, (c) problems caused by Licensee's negligence, abuse, or misapplication, or use of the ASA Software other than as specified in ASA's user documentation or other causes beyond the control of ASA, or (d) ASA Software installed on a system that is not supported by ASA. ASA shall have no liability for any changes in Licensee's hardware which may be necessary to use the ASA Software.

8. MAINTENANCE AND TECHNICAL SUPPORT

8.1 Licensee shall be entitled to receive Updates and technical support at the third level customer service support for software problems that cannot be resolved by the Dealers or the Licensee. Any costs associated with software problems that ASA determines at its sole and absolute discretion as being curable by Licensee, will be paid by Licensee at the standard charge out rate of ASA.

8.2 Licensee will be responsible for support services to its Dealers. The support services shall consist of (I) error correction and telephone support provided to Dealer's technical support contact concerning the use of the ASA Software and (ii) product Updates that ASA in its discretion makes generally available and are not designated by ASA as products for which it charges a separate fee.

9. ASA REPRESENTATIONS RESPECTING AUTHORITY, TITLE AND INTELLECTUAL PROPERTY RIGHTS

ASA represents and warrants that it is the lawful owner of the ASA Software and Applications and has the right to grant the License hereby granted to use the ASA Software and Applications and that there are not, nor will there be, any lien, encumbrance, security interest or other rights against the computer system, except as expressly provided herein.

10. INDEMNIFICATION FOR INFRINGEMENT

10.1 ASA shall, at its expense defend or settle any claim, action or allegation brought against Licensee that the ASA Software infringes any patent, copyright, trade secret or other proprietary right of any third party, and ASA will similarly indemnify and hold harmless Licensee from damages and costs incurred by Licensee (including reasonable attorneys' fees and costs) as a result of any such claims of infringement and shall pay any final judgment awarded or settlements entered into; provided that Licensee gives prompt written notice to ASA of any such claim, action or allegation of infringement and gives ASA the authority to proceed as contemplated herein. ASA will have the exclusive right to defend any such claim, action, or allegation and make settlements thereof at its own discretion, and Licensee may not settle or compromise such claim, action or allegation, except with prior written consent of ASA. Licensee shall give such assistance and information as ASA may reasonably require to settle or oppose such claims.

10.2 In the event any such infringement, claim, action, or allegation is brought or threatened, ASA may, at its sole discretion and expense:

(a) Procure for Licensee the right to continue use of the ASA Software or the infringing portion thereof; and

(b) Modify, amend or replace the ASA Software or infringing part thereof with other software which has substantially the same or better capabilities.

10.3 THE FOREGOING OBLIGATIONS SHALL NOT APPLY TO THE EXTENT THE INFRINGEMENT ARISES AS A RESULT OF MODIFICATIONS TO THE ASA SOFTWARE MADE BY ANY PARTY OTHER THAN ASA OR ASA'S AUTHORIZED REPRESENTATIVE, OR UNLESS EXPRESSLY PERMITTED IN WRITING BY ASA. THIS SECTION 10 STATES THE ENTIRE LIABILITY OF ASA WITH RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT.

11. WARRANTY AND LIMITATION OF LIABILITY

11.1 ASA warrants to Licensee that the ASA Software will perform in substantial accordance with the Documentation for a period of three (3) years from the Effective Date. If the ASA Software does not perform as warranted, ASA shall undertake to correct the non-conforming part of the ASA Software, or if correction is reasonably not possible, replace such non-conforming part of the ASA Software free of charge. THE FOREGOING ARE LICENSEE'S SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY.

11.2 Except as set forth above, ASA makes no warranties, whether express or implied, or statutory regarding or relating to the ASA Software or the Documentation, or any materials or services furnished or provided to Licensee under this Agreement. Specifically, ASA does not warrant that the ASA Software will be error free or will perform in an uninterrupted manner. To the maximum extent allowed by law, ASA specifically disclaims all implied warranties of merchantability and fitness for a particular purpose (even if ASA had been informed of such purpose) with respect to the ASA Software, Documentation and support and with respect to the use of any of the foregoing.

11.3 IN NO EVENT WILL ASA OR ITS SUBCONTRACTORS BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE ASA SOFTWARE OR SERVICES PERFORMED HEREUNDER OR ANY DELAY IN DELIVERY OR FURNISHING THE ASA SOFTWARE OR SAID SERVICES WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF ASA HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.4 ASA'S MAXIMUM AGGREGATE LIABILITY (WHETHER IN CONTRACT, TORT OR ANY OTHER FORM OF LIABILITY) FOR DAMAGES OR LOSS, HOWSOEVER ARISING OR CAUSED, WHETHER OR NOT ARISING FROM ASA'S NEGLIGENCE, SHALL IN NO EVENT BE GREATER THAN (a) IN THE EVENT SUCH DAMAGE IS NOT RELATED TO SUPPORT, THE PAID UP AMOUNT OF THE ANNUAL RENEWABLE LICENSE FEE . (AT THE TIME OF OCCURANCE OF LIABILITY AND NOT AT TIME OF DISCOVERY OF LIABILITY) SPECIFIED IN SECTION 6.1 RELATED TO THE PARTICULAR ASA SOFTWARE PROGRAM WHICH CAUSED THE DAMAGE OR LOSS, OR (b) IN THE EVENT SUCH DAMAGE OR LOSS IS RELATED TO SUPPORT, THE AMOUNT OF US$5,000.

11.5 No employee, agent, representative or affiliate of ASA has authority to bind ASA to any oral representations or warranty concerning the ASA Software. Any written representation or warranty not expressly contained in this Agreement is unenforceable.

12. EMBEDDED REPORTING /COMPLIANCE ROUTINE; AUDIT RIGHTS

Licensee shall keep and maintain full, accurate and detailed records regarding the License, the number of Users of the ASA Software, the transactions conducted by Users and all financial information related thereto. ASA or its representatives shall be entitled to review and audit such books, records and User Records and/or Licensee's compliance with the provisions of this Agreement from time to time during normal business hours upon thirty (30) days prior written notice to Licensee.

13. ASSIGNMENT/BINDING AGREEMENT

Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntary or by operation of law, without the prior written consent of ASA, which consent may be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, no transfer or assignment of Licensee's rights hereunder shall be effective unless and until (1) Licensee has paid and remains current on all amounts due hereunder, and (2) the purported assignee agrees in writing to be bound by all of the obligations of Licensee hereunder. Further, neither this Agreement nor the licenses granted hereunder shall be transferable to any direct competitor of ASA.

14. RELATIONSHIP OF PARTIES

In their performance hereunder, the parties are acting as independent contractors, and nothing contained herein shall be construed to create a partnership, joint venture or other agency relationship between the parties. Under this Agreement neither party will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party.

15. CONFIDENTIALITY

15.1 Each Party acknowledges that the Confidential Information constitutes valuable trade secrets and each party agrees that it shall use the Confidential Information of the other party solely in accordance with the provisions of this Agreement and it will not disclose, or permit to be disclosed, the same directly or indirectly, to any third party without the other party's prior written consent. Each party agrees to exercise due care in protecting the Confidential Information from unauthorized use and disclosure. However, neither party bears any responsibility for safeguarding any information that it can document in writing (I) is in the public domain through no fault of its own, (ii) was properly known to it, without restriction, prior to disclosure by disclosing party, (iii) was properly disclosed to it, without restriction, by another person with the legal authority to do so, (iv) is independently developed by receiving party without use or reference to disclosing party's Confidential Information or (v) is required to be disclosed pursuant to a judicial or legislative order or proceeding; provided that, to the extent permitted by and practical under the circumstances, receiving party provides to disclosing party prior notice of the intended disclosure and an opportunity to respond or object to the disclosure or if prior notice is not permitted or practical under the circumstances, prompt notice of such disclosure.

15.2 In cases where this Agreement authorises or requires the disclosure of Confidential Information to third parties, such as Providers, the disclosure shall be conditional upon such third party entering into a written confidentiality agreement, or an agreement containing confidentiality clauses, with Licensee and ASA, obliging such third party to maintain such information in confidence, on terms at least as strict as those set forth in Section 15.1 of this Agreement.

15.3 In the event of actual or threatened breach of the provisions of Section 0 or Section 15.1, the non-breaching party will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual damage.

15.4 The parties further agree and acknowledge that if required by government authorities to disclose information, Confidential Information or otherwise, under applicable privacy laws, regulations or administrative rules, then such information may be disclosed to the relevant government authority and written notice shall be given to the affected party that such information has been disclosed, provided however, that no party shall disclose such information, Confidential Information or otherwise, unless obligated or required under applicable privacy law, regulations or administrative rules.

16. TERMINATION

16.1 This Agreement commences on the Effective Date and will remain in force until it is terminated.

16.2 Licensee may, upon six (6) months prior written notice to ASA, terminate this Agreement. However, no such termination will entitle Licensee to a refund of any portion of any monies, including the Annual Renewable License Fee and Royalty Payments, which have been paid to ASA.

16.3 ASA may, by written notice to Licensee, terminate this Agreement without incurring any liability whatsoever if any of the following events ("Termination Events") occur, provided that no such termination will entitle Licensee to a refund of any portion of any monies which have been paid to ASA:

(a) Licensee is in breach of this Agreement in any material respect, including any non-payment of the Annual Renewable License Fee, which breach, if capable of being cured, is not cured within thirty (30) days after ASA gives Licensee written notice of such breach; or ASA may terminate this Agreement immediately upon notice if Licensee breaches any of its obligations under Section 3 above in any material respect;

(b) Licensee terminates its business activities or becomes insolvent, admits in writing to its inability to generally pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, unless Licensee remains current on all payment obligations hereunder and any such payments are not reasonably susceptible to being reclaimed or refunded.

16.4 Termination will become effective immediately under Section 16.3(b) or on the date set forth in the written notice of termination under Section 16.3(a) provided such date is not less than thirty (30) days from delivery of said notice. Termination of this Agreement will not affect the provisions regarding Licensee's or ASA's treatment of Confidential Information, provisions relating to the payments of amounts due, provisions limiting or disclaiming ASA's liability, and/or provisions regarding applicable law, which provisions will survive termination of this Agreement.

16.5 Upon termination for any reason whatsoever, all licenses granted hereunder shall cease to be effective, Licensee shall immediately cease all use of any ASA Software, Documentation and ASA Confidential Information, and the License is deemed terminated.

16.6 Within fourteen (14) days of the date of termination or discontinuance of this Agreement for any reason whatsoever, Licensee shall return the ASA Software, Modifications and all copies thereof, in whole or in part, all related Documentation and all copies thereof, and any other Confidential Information in its possession including all Documentation related to Modifications made by Licensee to the ASA Software. Licensee shall furnish ASA with a certificate signed by an executive officer of Licensee verifying that the same has been done.

16.7 Termination is not an exclusive remedy and all other remedies will be available whether or not termination occurs.

17. NON-COMPETITION

If this Agreement is terminated pursuant to Section 16.2 and Section 16.3, or upon the expiring of the term specified in Sections 2.1 (the "Termination Date"), Licensee shall not at any time up to and including that date which is two (2) years from the Date of Termination, directly or indirectly or in any manner whatsoever:

(a) provide services or assistance to, carry on, participate in, be engaged or interested in, be concerned with, lend money to, guarantee the debts or obligations of, or permit its name to be used in connection with any business which is the same as, similar to, or competitive with the business anywhere in the Defined Territory, or any other country in which ASA or any of its affiliates, or other licensees of ASA are conducting the Business;

(b) solicit or attempt to solicit any customers of ASA and its affiliates, or other licensees of ASA wherever situated, for the purpose of obtaining any business from such customers which is the same as, similar to or competitive with the Business, whether directly, indirectly or in any capacity whatsoever;

(c) solicit or attempt to solicit any employees of ASA and its affiliates, or other licensees of ASA for the purpose of employing or engaging the services of such employees;

(d) do any act, the probable result of which would:

(i) be detrimental to ASA, or any of its affiliates or other licensees of ASA, in their conduct of the Business; or

(ii) cause relations between ASA or any of its affiliates or other licensees of ASA, and their customers or business partners, to be impaired.

18. ENFORCEMENT OF NON-COMPETE COVENANTS

18.1 Licensee acknowledges that by reason of its unique knowledge of and association with the Business, the scope of the covenants contained in Section 17 are reasonable and commensurate with the protection of the legitimate interests of ASA and that a breach of any such covenants would cause irreparable injury or harm to ASA and that ASA cannot be compensated for such injury by monetary award.

18.2 If any court determines that any of such covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Licensee hereby waives any and all right to challenge the validity of the covenants contained in Section 17 or the grounds of the breadth of their geographic scope or the length of their term.

18.3 The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Section 17 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the rights of ASA to the relief provided above in the courts of any other jurisdiction within the geological scope of such covenants, as to breaches of such covenants in such respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

19. NOTICE

Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by registered mail, return receipt requested, (c) sent by overnight air courier, or (d) by facsimile, in each case forwarded to the appropriate address set forth below.

FOR ASA:

Attention: President
14320 Marc Road
Maple Ridge, British Columbia V4R 2G5
Fax: (604) 294-1137

FOR LICENSEE:

Attention: President
c/o Suite 1200 - 999 West Hastings Street
Vancouver, British Columbia V6C 2W2
Fax: (604) 669-5791

Either party may change its address for notice by written notice to the other party. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after posting, or one day after (i) delivery to an overnight air courier service or (ii) the moment of transmission by facsimile.

20. INDEPENDENT LEGAL ADVICE

The parties acknowledge and agree that Fraser and Company is acting as the legal counsel for only ASA during the negotiation, preparation and settlement of this Agreement. Licensee hereby represents and warrants to ASA and Fraser and Company that Licensee has had the opportunity to seek and was not prevented nor discouraged by ASA or Fraser and Company from seeking independent legal advice prior to the execution and delivery of this Agreement and has sought such independent legal advice prior to the execution of this Agreement.

21. MISCELLANEOUS

21.1 Force Majeure. Neither party will incur any liability to the other on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by event, occurrences, or causes beyond its control and without negligence of the parties. Such events, occurrences or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions, but the ability to meet financial obligations is expressly excluded.

21.2 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

21.3 Severability. If any term, condition or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

21.4 Entire Agreement. This Agreement (including the Schedules and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supercedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

21.5 Standard Terms of Licensee. No terms, provisions or conditions of any agreement, acknowledgement or other business form that Licensee may use in connection with the acquisition or licensing of the ASA Software will have any effect on the rights, duties or obligations of the parties under, or other otherwise modify, this Agreement, regardless of any failure of ASA to object to such terms, provisions, or conditions.

21.6 Public Announcements/Publicity. Licensee and ASA agree to cooperate regarding public relations activities, including public announcements, joint press releases, and other activities to be mutually agreed. Neither party will perform such activities without the prior written consent of the other party, which consent shall not be unreasonably withheld.

21.7 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same Agreement.

21.8 Applicable Law. This Agreement will be interpreted and construed pursuant to the laws of British Columbia and Canada. Any waivers or amendments shall be effective only if made in writing. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. The prevailing party in any action to enforce this Agreement will be entitled to recover its reasonable attorney's fees and costs in connection with such action. In the event of a conflict between the terms and provisions of this Agreement and any other document or agreement, this Agreement shall be controlling. The parties further agree to submit and attorn to the jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

ALL SPORTS ADMINISTRATION INC.

By: /s/ Timothy Thompson            ___

Name: Timothy Thompson

Title: President

CORE (USA) COMMUNITY ORIENTED

RESOURCE ENVIRONMENT INC.

By: /s/ Timothy Thompson

Name: Timothy Thompson

Title: President

SCHEDULE "A"

Designated Applications

Smart City Sports Registration

The Sports Registration and Management program assists administrators with participant and volunteer registrations, internal and external management procedures and reporting. This program was designed to meet the day-to-day demanding tasks of a Sports Registrar

Smart City Association Registration

The Service Group Registration and Management program assists administrators with participant and volunteer registrations, internal and external management procedures and reporting. This program was designed to meet the day-to-day demanding tasks of a Service Group Registrar.

Smart City Ticketing

The Ticketing Sales & Management program enables an organization to sell admission tickets online or from a box office. This program was designed to meet the needs of event organizers with full reporting features.

Smart City Facilities

The Facilities Rental and Management program enables property managers to catalogue, list and rent properties over the Internet. Properties may include but not limited to; rooms, buildings, parks, pools, ice arenas, ballparks, tennis courts, etc, generally any asset that may be rented. Property rental information may either by rental inquires or rental applications and payment transacted via the net. The program is complete with full reporting features

Smart Courseware

The Course & Event Registration and Management program enables an organization to broadcast information of their course and event and at the same time accept registration and payment for the course or event. It also provides powerful management tools for costing and planning in education.

Smart School Communicator

The Community Education Communications program links all education providers within a community under one umbrella. The centerpiece of the program is the ability of administrators / teachers to broadcast newsletters to one or all; students, parents, classrooms, faculty, management, schools, etc.

Smart City Directory

The Rainbow Directory program assists visitors to the CORE-CITY site to locate businesses, community groups, health and services organizations, government and educational institutions for information and contacts.

Gold: Business

Green: Community Organizations

Orange: Health and Services

Blue: Government

Red: Education

Smart City Scheduling Module	The Scheduling Module; schedules inter-house, league, playoffs and tournaments held at a single or multiple locations.
Smart City Officiating Module	The Officiating Module; schedules referees, linemen, or on ice or field officials.

SCHEDULE "B"

REVENUE ROYALTY PAYMENTS

"Revenue" is defined as the following:

1. Operating revenue - the transactional revenue from the use of the core suite of products.

2. dealership revenue - the income generated from the sale of dealerships.

3. other revenue - the income derived from other sources other than dealership revenue and operating reenue.

SCHEDULE "C"

ANNUAL RENEWABLE license fee payment schedule

year	annual renewable licensing fee (US$)

January 1, 2006 to december 31, 2006	$60,000
January 1, 2007 to december 31, 2007	$120,000
January 1, 2008 to december 31, 2008	$180,000
January 1, 2009 to december 31, 2009	$240,000
January 1, 2010 to december 31, 2010	$300,000
January 1, 2011 to december 31, 2011	$360,000
January 1, 2012 to december 31, 2012	$420,000
January 1, 2013 to december 31, 2013	$480,000
January 1, 2014 to december 31, 2014	$540,000
January 1, 2015 to december 31, 2015	$600,000
January 1, 2016 to december 31, 2016	$660,000
January 1, 2017 to december 31, 2017	$720,000
January 1, 2018 to december 31, 2018	$780,000
January 1, 2019 to december 31, 2019	$840,000
January 1, 2020 to december 31, 2020	$900,000
January 1, 2021 to december 31, 2021	$960,000
January 1, 2022 to december 31, 2022	$1.020,000
January 1, 2023 to december 31, 2023	$1,080,000
January 1, 2024 to december 31, 2024	$1,140,000
January 1, 2025 to december 31, 2025	$1,200,000

SCHEDULE "D" - SECURITY AGREEMENT